Exhibit 21.1
Subsidiaries of the Registrant
Name State of Incorporation
Other Names Under Which the
Subsidiary Does Business
CrossFirst Bank Kansas Farmers & Stockmens Bank (NM)
Central Bank & Trust (CO)
CB&T Mortgage (CO)

CrossFirst Investments, Inc.
Kansas

CFBSA I, LLC
Kansas

CFBSA II, LLC
Kansas